Exhibit 99.1

The Chefs’ Warehouse Inc. Announces Closing of Public Offering of Common Stock

May 14, 2020

RIDGEFIELD, Conn., May 11, 2020 (GLOBE NEWSWIRE) – The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company”), a premier distributor of specialty food products in the United States and Canada, announced today the closing of its previously announced underwritten public offering of 5,769,231 shares of its common stock (the “Offering”). Jefferies LLC (“Jefferies”) and BMO Capital Markets Corp. acted as the underwriters for the Offering (collectively, the “Underwriters”), pursuant to an underwriting agreement entered into between the Company and Jefferies, as representative of the underwriters named therein, dated May 11, 2020. The Company sold a total of 5,769,231 shares, at a price of $13.00 per share to the Underwriters, to be reoffered by the Underwriters at variable prices. In addition, the Company has granted the Underwriters an option, exercisable for up to 30 days, to purchase up to 865,384 additional shares of common stock. The Offering was completed on May 14, 2020, and total proceeds from the Offering received by the Company are approximately $75 million, before deducting offering expenses payable by the Company.

In addition to adding liquidity to the balance sheet, the Company intends to use the proceeds from the Offering for general corporate purposes, which may include, among other things, working capital, repayment of outstanding debt and opportunistic investment in sales and distribution infrastructure.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3ASR (Registration Statement No. 333-237646), filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 10, 2020. The Offering was described in the Company’s prospectus dated April 10, 2020, as supplemented by a preliminary prospectus supplement and a final prospectus supplement, each dated May 11, 2020. The preliminary prospectus supplement, the final prospectus supplement and the accompanying prospectus relating to this offering have been filed with the SEC and are available on the SEC’s website located at  www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this Offering may also be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any shares nor shall there be any offer, solicitation or sale of such shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation's leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 55,000 products to more than 34,000 customer locations throughout the United States and Canada.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including disposable income levels and changes in consumer discretionary spending; the Company’s ability to expand its operations in its existing markets and to penetrate new markets through acquisitions; the Company may not achieve the benefits expected from its acquisitions, which could adversely impact its business and operating results; the Company may have difficulty managing and facilitating its future growth; conditions beyond the Company’s control could materially affect the cost and/or availability of its specialty food products or center-of-the-plate products and/or interrupt its distribution network; the Company’s increased distribution of center-of-the-plate products, like meat, poultry and seafood, involves increased exposure to price volatility experienced by those products; the Company’s business is a low-margin business and its profit margins may be sensitive to inflationary and deflationary pressures; because the Company’s foodservice distribution operations are concentrated in certain culinary markets, the Company is susceptible to economic and other developments, including adverse weather conditions, in these areas; fuel cost volatility may have a material adverse effect on the Company’s business, financial condition or results of operations; the Company’s ability to raise capital in the future may be limited; the Company may be unable to obtain debt or other financing, including financing necessary to execute on its acquisition strategy, on favorable terms or at all; interest charged on the Company’s outstanding debt may be adversely affected by changes in the method of determining London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with an alternative rate; the Company’s business operations and future development could be significantly disrupted if it loses key members of its management team; significant public health epidemics or pandemics, including COVID-19, may adversely affect the Company’s business, results of operations and financial condition; and the fact that the Company’s management will have broad discretion in the use of the proceeds from any sale of the shares.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the SEC on February 24, 2020 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws.

Contact:

Investor Relations:
Jim Leddy, CFO, (718) 684-8415